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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our reports dated August 7, 1998, relating to the financial statement of A-55, Inc.; October 5, 1998 relating to the financial statements of A-55, L.P.; and September 15, 1997, relating to the financial statements of Advanced Fuels L.L.C., which appear in such Prospectus. We also consent to the reference to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Financial Data".

PricewaterhouseCoopers LLP

Sacramento, CA
October 7, 1998